Exhibit 99.1


From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722

                    FOR RELEASE AT 9:AM ON FEBRUARY 15, 2005

DRYCLEAN USA, Inc. Announces Second Quarter Results
Significant Revenues And Earnings Increases, Reported

Miami, FL - February 15, 2005 - DRYCLEAN USA, Inc. (AMEX:DCU) today reported improved operating results for both the six and three month periods ended December 31, 2004.

Revenues increased 26.0% for the first half of fiscal 2005 to $9,374,794 compared to $7,441,172 for the same period of last year. Net earnings increased 33.8% to $373,601 or $.05 per diluted share for the first six months of fiscal 2005, from $279,247 or $.04 per diluted share for the same period of fiscal 2004.

For the second quarter of 2005, revenues increased by 24.2% to $5,142,223 compared to $4,141,311 for the second quarter of last year. Net income for the fiscal 2005 three month period increased 33.1% to $261,063 or $.04 per diluted share from $196,088 or $.03 per diluted share from the second quarter of fiscal 2004.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc., stated:
"Sales in our recently expanded territory for laundry equipment are developing as planned and have significantly contributed to the improved operating results. We expect this improvement to continue for the balance of fiscal 2005." He continued, "results for the reported periods do not include the monies we recently received under our licensing agreement with Whirlpool Corporation, which will impact positively the third quarter of fiscal 2005."

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

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

DRYCLEAN USA, Inc.

                          DRYCLEAN USA, Inc. (AMEX:DCU)

                    Summary Consolidated Statements of Income

                                    Six months ended           Three months ended
                                      December 31,                December 31,
                                ------------------------    ------------------------
                                    2005         2004          2005          2004
                                ----------    ----------    ----------    ----------
Revenues                        $9,374,794    $7,441,172    $5,142,223    $4,141,311

Earnings before income taxes       622,669       465,412       435,106       326,813
Provision for income taxes         249,068       186,165       174,043       130,725
                                ----------    ----------    ----------    ----------

Net earnings                    $  373,601    $  279,247    $  261,063    $  196,088

Basic and diluted

  earnings per share            $      .05    $      .04    $      .04    $      .03

Weighted average shares
  outstanding:

    Basic                        7,021,841     7,003,983     7,024,450     7,011,515
    Diluted                      7,034,554     7,035,662     7,037,722     7,074,872